                                                                    EXHIBIT 2.1



                      IMPORTANT:  A BANKRUPTCY CASE HAS NOT
                        BEEN FILED AS OF THE DATE OF THE
                              DISCLOSURE STATEMENT


Paul S. Aronzon (State Bar No. 88781)
Anne E. Wells (State Bar No. 155975)
MILBANK, TWEED, HADLEY & McCLOY
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
(213) 892-4000

Attorneys for Mortgage and Realty
Trust, a Maryland real estate
investment trust



                         UNITED STATES BANKRUPTCY COURT
                         CENTRAL DISTRICT OF CALIFORNIA


In re                                   )    CASE NO.  LA 95-31101-SB
                                        )
MORTGAGE AND REALTY TRUST, a            )    Chapter 11
Maryland real estate investment         )
trust,                                  )    PLAN OF REORGANIZATION PROPOSED
                                        )    BY MORTGAGE AND REALTY TRUST
Debtor.                                 )    (Dated July 12, 1995)
                                        )
                                        )    [No Hearing Scheduled]
                                        )
                                        )
                                        )
                                        )
TAX I.D. NO. 23-1862664                 )

                                TABLE OF CONTENTS
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                                    ARTICLE I

              DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

1.1  Administrative Claim. . . . . . . . . . . . . . . . . . . . . . .    1
1.2  Allowed Claim or Allowed Interest . . . . . . . . . . . . . . . .    1
1.3  Amended and Restated Declaration of Trust . . . . . . . . . . . .    2
1.4  Bankruptcy Code . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.5  Bankruptcy Court. . . . . . . . . . . . . . . . . . . . . . . . .    2
1.6  Bankruptcy Rules. . . . . . . . . . . . . . . . . . . . . . . . .    2
1.7  Bar Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.8  Business Day. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.9  Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.10  Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.11  Class 2 Expense Claims . . . . . . . . . . . . . . . . . . . . .    2
1.12  Confirmation . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.13  Confirmation Date. . . . . . . . . . . . . . . . . . . . . . . .    3
1.14  Confirmation Order . . . . . . . . . . . . . . . . . . . . . . .    3
1.15  Creditor . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.16  Debtor . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.17  Debtor in Possession . . . . . . . . . . . . . . . . . . . . . .    3
1.18  Disbursing Agent . . . . . . . . . . . . . . . . . . . . . . . .    3
1.19  Disclosure Statement . . . . . . . . . . . . . . . . . . . . . .    3
1.20  Disputed Claim or Disputed Interest. . . . . . . . . . . . . . .    3
1.21  Effective Date . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.22  Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.23  Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.24  Excluded Claims. . . . . . . . . . . . . . . . . . . . . . . . .    4
1.25  File or Filed. . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.26  Final Order. . . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.27  Initial Cash Distribution Fund . . . . . . . . . . . . . . . . .    5
1.28  Initial Cash Reserve Fund. . . . . . . . . . . . . . . . . . . .    5
1.29  Instrument . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
1.30  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
1.31  Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
1.32  New. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
1.34  New Collateral Documents . . . . . . . . . . . . . . . . . . . .    5
1.35  New Common Shares. . . . . . . . . . . . . . . . . . . . . . . .    6
1.36  New Indenture Trustee. . . . . . . . . . . . . . . . . . . . . .    6
1.37  New Note Indenture . . . . . . . . . . . . . . . . . . . . . . .    6
1.38  New Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
1.39  New Plan Securities. . . . . . . . . . . . . . . . . . . . . . .    6
1.40  Other Secured Claims . . . . . . . . . . . . . . . . . . . . . .    6
1.41  Outstanding Collateral Agreement . . . . . . . . . . . . . . . .    6
1.42  Outstanding Common Shares. . . . . . . . . . . . . . . . . . . .    6
1.43  Outstanding Equity Securities. . . . . . . . . . . . . . . . . .    6
1.44  Outstanding Indenture Trustee. . . . . . . . . . . . . . . . . .    6
1.45  Outstanding Notes. . . . . . . . . . . . . . . . . . . . . . . .    6
1.46  Outstanding Note Indenture . . . . . . . . . . . . . . . . . . .    7
1.47  Outstanding Pledge Agreement . . . . . . . . . . . . . . . . . .    7
1.48  Outstanding Securities . . . . . . . . . . . . . . . . . . . . .    7

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                                                                        Page
                                                                        ----
1.49  Outstanding Stock Rights . . . . . . . . . . . . . . . . . . . .    7
1.50  Petition Date. . . . . . . . . . . . . . . . . . . . . . . . . .    7
1.51  Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
1.52  Postpetition Tax Claims. . . . . . . . . . . . . . . . . . . . .    7
1.53  Prior Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
1.54  Priority Claim . . . . . . . . . . . . . . . . . . . . . . . . .    7
1.55  Pro Rata . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
1.56  Registration Rights Agreement. . . . . . . . . . . . . . . . . .    8
1.57  Released Claims. . . . . . . . . . . . . . . . . . . . . . . . .    8
1.58  Reorganization Case. . . . . . . . . . . . . . . . . . . . . . .    8
1.59  Reorganized Debtor . . . . . . . . . . . . . . . . . . . . . . .    8
1.60  Scheduled. . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
1.61  Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
1.62  Senior Noteholders . . . . . . . . . . . . . . . . . . . . . . .    8
1.63  Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
1.64  Unsecured Claim. . . . . . . . . . . . . . . . . . . . . . . . .    8

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS
2.1   General. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
2.2   Classification . . . . . . . . . . . . . . . . . . . . . . . . .   10


                                   ARTICLE III

                        TREATMENT OF CLAIMS AND INTERESTS
3.1  Unclassified Claims (Administrative Claims) . . . . . . . . . . .   10
3.2  Class 1 (Priority Claims) . . . . . . . . . . . . . . . . . . . .   12
3.3  Class 2 (Outstanding Notes) . . . . . . . . . . . . . . . . . . .   13
3.3.1  Class 2 Expense Claims. . . . . . . . . . . . . . . . . . . . .   13
3.4  Class 3 (Other Secured Claims). . . . . . . . . . . . . . . . . .   15
3.5  Class 4 (Unsecured Claims). . . . . . . . . . . . . . . . . . . .   15
3.6  Class 5 (Outstanding Common Shares) . . . . . . . . . . . . . . .   15
3.7  Class 6 (Outstanding Stock Rights). . . . . . . . . . . . . . . .   15

                                   ARTICLE IV

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
4.1   Assumption . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
4.2   Cure Payments. . . . . . . . . . . . . . . . . . . . . . . . . .   16
4.3   Rejection. . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                                    ARTICLE V

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN
5.1   Cancellation of Outstanding Securities and Related Agreements. .   17
5.2   New Plan Securities and New Indenture. . . . . . . . . . . . . .   17
5.3   Distribution of Property Under the Plan. . . . . . . . . . . . .   18
5.4   Revesting of Assets. . . . . . . . . . . . . . . . . . . . . . .   23
5.5   Amended and Restated Declaration of Trust; Indemnification . . .   24
5.6   Management of the Reorganized Debtor . . . . . . . . . . . . . .   24
5.7   Objections to Claims or Interests. . . . . . . . . . . . . . . .   25

                                                                        Page
                                                                        ----
5.8   Discharge of Debtor and Injunction . . . . . . . . . . . . . . .   25
5.9   No Liability for Solicitation or Participation . . . . . . . . .   26
5.10  Limitation of Liability. . . . . . . . . . . . . . . . . . . . .   26
5.11  Other Documents and Actions. . . . . . . . . . . . . . . . . . .   27
5.12  Authorized Actions . . . . . . . . . . . . . . . . . . . . . . .   27
5.13  Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.14  Retiree Benefits . . . . . . . . . . . . . . . . . . . . . . . .   28

                                   ARTICLE VI

                                  CONFIRMATION
6.1   Confirmation . . . . . . . . . . . . . . . . . . . . . . . . . .   28

                                   ARTICLE VII

                   CONFIRMATION AND EFFECTIVE DATE CONDITIONS
7.1   Conditions to Effective Date . . . . . . . . . . . . . . . . . .   28
7.2   Waiver of Conditions to the Effective Date . . . . . . . . . . .   29

                                  ARTICLE VIII

                            RETENTION OF JURISDICTION
8.1   Retention of Jurisdiction. . . . . . . . . . . . . . . . . . . .   29

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS
9.1  Exemption from Transfer Taxes . . . . . . . . . . . . . . . . . .   31
9.2  Application of Distributions. . . . . . . . . . . . . . . . . . .   31
9.3  Dissolution of Committees . . . . . . . . . . . . . . . . . . . .   31
9.4  Modification of the Plan. . . . . . . . . . . . . . . . . . . . .   32
9.5  Revocation of the Plan. . . . . . . . . . . . . . . . . . . . . .   32
9.6  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . .   32
9.7  Saturday, Sunday or Legal Holiday . . . . . . . . . . . . . . . .   32
9.8  Post-Effective Date Effect of Evidences of Claims or Interests. .   32
9.9  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .   33
9.10  Severability of Plan Provisions. . . . . . . . . . . . . . . . .   33
9.11  No Admissions. . . . . . . . . . . . . . . . . . . . . . . . . .   33


EXHIBITS AND SCHEDULES

   Exhibit A  -  Form of New Note Indenture
   Exhibit B  -  Form of New Collateral Documents
   Exhibit C  -  Form of Registration Rights Agreement
   Exhibit D  -  Summary of Terms of Securities
   Exhibit E  -  Schedule of Assumed Contracts and Unexpired Leases
   Exhibit F  -  Schedule of Rejected Contracts and Leases
   Exhibit G  -  Amended and Restated Declaration of Trust

                                  INTRODUCTION


     Mortgage and Realty Trust, a Maryland real estate investment trust (the "Debtor"), hereby proposes the following plan of reorganization (the "Plan") for the resolution of all claims against and equity interests in the Debtor. Reference is made to the "Disclosure Statement and Proxy Statement - Prospectus for the Solicitation of Votes for the Prepackaged Plan of Reorganization of Mortgage and Realty Trust" (the "Disclosure Statement") for a discussion of the Debtor's history, business, properties and results of operations, and for a summary of the Plan and certain related matters.

          All holders of claims against and equity interests in the Debtor are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. No materials, other than the Disclosure Statement and any exhibits and schedules attached thereto or referenced therein, have been approved by the Debtor for use in soliciting acceptances or rejections of the Plan.

                                    ARTICLE I

              DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

     In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:

     1.1 ADMINISTRATIVE CLAIM: A Claim for costs and expenses of administration allowed under section 503(b) of the Bankruptcy Code and referred to in section 507(a)(1) of the Bankruptcy Code, including, without limitation:
(a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services and payments for goods) (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses allowed under section 330 of the Bankruptcy Code; and
(c) all fees and charges assessed against the Estate under 28 U.S.C. SECTION
 1930.

     1.2 ALLOWED CLAIM OR ALLOWED INTEREST: A Claim against or Interest in the Debtor to the extent that:

          (a) (i) a proof of the Claim or Interest was or is timely Filed or deemed timely Filed under applicable law or by reason of an order of the Bankruptcy Court or (ii) if no proof of Claim or Interest is filed, the Claim or Interest is Scheduled as liquidated, undisputed, and noncontingent; and

          (b) (i) the Claim or Interest is not a Disputed Claim or Disputed Interest (but only to the extent that such Claim is not a Disputed Claim or Disputed Interest);

               (ii) the Claim or Interest is allowed by a Final Order (but only to the extent allowed); or

              (iii) the Claim or Interest is allowed under the Plan, but only to the extent allowed.

     1.3 AMENDED AND RESTATED DECLARATION OF TRUST: The Amended and Restated Declaration of Trust of the Reorganized Debtor, substantially in the form of Exhibit G.

     1.4 BANKRUPTCY CODE: Title 11 of the United States Code, as in effect on the Petition Date or as amended, as applicable to the Reorganization Case.

     1.5 BANKRUPTCY COURT: The United States District Court having jurisdiction over the Reorganization Case and, to the extent of any reference made pursuant to section 157, title 28, United States Code, the unit of such District Court constituted pursuant to section 151, title 28, United States Code.

     1.6 BANKRUPTCY RULES: The Federal Rules of Bankruptcy Procedure, the Local Rules of the Bankruptcy Court and the guidelines and requirements of the Office of the United States Trustee, as applicable from time to time in the Reorganization Case.

     1.7 BAR DATE: The date, if any, fixed by the Bankruptcy Court pursuant to Bankruptcy Rule 3003(c)(3) as the last day for filing proofs of claim in the Reorganization Case.

     1.8 BUSINESS DAY: Any day other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

     1.9 CASH: Legal tender accepted in the United States of America for the payment of public and private debts, currently United States Dollars.

     1.10 CLAIM: A claim against the Debtor, whether or not asserted or allowed, as defined in section 101(5) of the Bankruptcy Code.

     1.11 CLASS 2 EXPENSE CLAIMS: Any unpaid fees and reasonable unpaid out-of-pocket costs or expenses earned or incurred through the Effective Date by the Outstanding Indenture Trustee or the attorneys for the Senior Noteholders and Mutual Series Fund, Inc., including, without limitation, reasonable out-of-pocket costs and expenses and reasonable fees of legal counsel to the Outstanding Indenture Trustee.

     1.12 CONFIRMATION: The confirmation of the Plan effected by the Confirmation Order.

     1.13 CONFIRMATION DATE: The date on which the Bankruptcy Court enters the Confirmation Order on its docket.

     1.14 CONFIRMATION ORDER: The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     1.15 CREDITOR: Any Entity that holds on the Effective Date a Claim against the Debtor that arose or is deemed to have arisen before the Petition Date, including a Claim against the Debtor of a kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

     1.16 DEBTOR: Mortgage and Realty Trust, a Maryland real estate investment trust.

     1.17 DEBTOR IN POSSESSION: The Debtor, as debtor in possession in the Reorganization Case.

     1.18 DISBURSING AGENT: The Reorganized Debtor or any other Entities designated by the Reorganized Debtor pursuant to section 5.3.5 to distribute property under the Plan.

     1.19 DISCLOSURE STATEMENT: The Disclosure Statement and Proxy Statement For the Solicitation of Votes For the Prepackaged Plan of Reorganization of Mortgage and Realty Trust, dated July 12, 1995 (and all exhibits and schedules annexed thereto or referred to therein) that relates to the Plan, as it may have been amended or supplemented from time to time.

     1.20 DISPUTED CLAIM OR DISPUTED INTEREST: A Claim or Interest as to which a proof of claim or interest, as applicable, (a) has been Filed or deemed Filed under applicable law, or by reason of an order of the Bankruptcy Court, but as to which an objection has been or may be timely Filed and which objection, if timely Filed, has not been withdrawn on or before any date fixed for Filing such objections by the Plan or order of the Bankruptcy Court and has not been overruled or denied by a Final Order or (b) has not been timely Filed, if such proof of Claim or Interest was required to be Filed. Prior to the time that an objection has been or may be deemed timely Filed, a Claim or Interest shall be considered a Disputed Claim or Disputed Interest, as applicable, in its entirety if: (i) the amount of the Claim or Interest specified in the proof of claim or interest exceeds the amount of any corresponding Claim or Interest Scheduled by the Debtor in its Schedules or its List of Equity Security Holders, as applicable; (ii) any corresponding Claim or Interest Scheduled by the Debtor in its Schedules or its List of Equity Security Holders, as applicable, has been Scheduled as disputed, contingent or unliquidated, irrespective of the amount Scheduled; or (iii) no corresponding Claim or Interest has been Scheduled by the Debtor in its Schedules or its List of Equity Security Holders, as applicable.

     1.21 EFFECTIVE DATE: A Business Day, selected by the Debtor, (a) that is at least eleven (11) calendar days after the Confirmation Date or, with the consent of the Senior Noteholders, at least one (1) Business Day after the Confirmation Date, if the Bankruptcy Court enters an order making Bankruptcy Rule 7062 inapplicable to the proceedings respecting the Confirmation Order or otherwise determining that the Effective Date may occur immediately following Confirmation; and (b) on which: (x) no stay of the Confirmation Order is in effect and (y) all conditions to the Effective Date set forth in section 7.1 hereof have been satisfied or waived pursuant to section 7.2 hereof.

     1.22 ENTITY: An individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government or any political subdivision thereof, governmental unit, Creditors' Committee, unofficial committee of creditors or equity holders or other entity.

     1.23 ESTATE: The estate created by the commencement of the Reorganization Case under section 541 of the Bankruptcy Code.

     1.24 EXCLUDED CLAIMS: Any obligations that arise under the Plan or any document, instrument or agreement to be executed, delivered or assumed under the Plan, including, without limitation, the obligations of the Reorganized Debtor under the New Notes, the New Note Indenture, the New Collateral Documents, and all documents, instruments and agreements delivered or to be delivered in connection therewith.

     1.25 FILE OR FILED: File or filed with the clerk of the Bankruptcy Court in the Reorganization Case.

     1.26 FINAL ORDER: An order or judgment of the Bankruptcy Court or other court of competent jurisdiction as to which the time to appeal, seek leave to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument, rehearing or leave to appeal shall be pending or as to which any right to appeal, petition for certiorari, reargue, rehear or seek leave to appeal shall have been waived in writing in form and substance satisfactory to the Debtor or the Reorganized Debtor or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof or leave to appeal has been motioned for or sought, such order of the court shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing or leave to appeal was motioned for or sought, and the time to take any further appeal, petition for certiorari, move for reargument or rehearing or seek leave to appeal shall have expired.

     1.27 INITIAL CASH DISTRIBUTION FUND: Cash in an amount not less than $50 million (less any amounts paid to the holders of the Outstanding Notes between March 1, 1995 and the Petition Date), held by the Reorganized Debtor on the Effective Date for distribution to holders of Allowed Class 2 Claims, in excess of monies held by the Reorganized Debtor in the Initial Cash Reserve Fund.

     1.28 INITIAL CASH RESERVE FUND: Cash in an amount not to exceed $10 million, held by the Reorganized Debtor on the Effective Date for use by the Reorganized Debtor in its business operations.

     1.29  INSTRUMENT:  Such term has the meaning set forth in Section 5.3.8(b).

     1.30  INTEREST:  The interest of any equity security holder, as defined in section 101(17) of the Bankruptcy Code, of the Debtor, whether or not asserted, including an interest arising out of any Outstanding Stock Rights.

     1.31 LIEN: Any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other, including a lien as defined in section 101(37) of the Bankruptcy Code), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, the interest of a lessor under a capitalized lease obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

     1.32  NEW:  New or amended and restated, as the case may be.


           NEW COLLATERAL AGENT: Wilmington Trust Company and William J. Wade, as collateral agent under the New Collateral Documents.

     1.33 NEW COLLATERAL DOCUMENTS: The Collateral and Security Agreement dated as of the Effective Date by and among the Reorganized Debtor and the New Collateral Agent, including any exhibits or schedules thereto in substantially in the form of Exhibit B, and the Mortgages, the Assignments of Leases, the Collateral Assignments of Mortgages, the Pledge Agreement and the Collateral Assignments of Leases (each as defined in the New Senior Note Indenture) and all other documents, instruments and agreements delivered or to be delivered in connection with the New Senior Note Indenture.

     1.34 NEW COMMON SHARES: The common shares of beneficial interest in the Reorganized Debtor to be distributed in accordance with the provisions of the Plan.

     1.35 NEW INDENTURE TRUSTEE: Wilmington Trust Company, as trustee under the New Note Indenture.

     1.36 NEW NOTE INDENTURE: The Outstanding Note Indenture, as amended and restated, substantially in the form of Exhibit A.

     1.37 NEW NOTES: The Senior Secured Notes due 2002 of the Reorganized Debtor dated as of the Effective Date and issued pursuant to the New Note Indenture. The New Notes are more fully described in section 3.3.2(a) and Exhibit D.

     1.38 NEW PLAN SECURITIES: The New Common Shares and the New Notes to be distributed in accordance with the provisions of the Plan.

     1.39 OTHER SECURED CLAIMS: Any Claim, other than a Claim of a holder of Outstanding Notes, or a Class 2 Expense Claim, of a Creditor secured by a Lien on property of the Estate, to the extent of the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of such Creditor's interest in such property of the Estate.

     1.40 OUTSTANDING COLLATERAL AGREEMENT: The Collateral and Security Agreement dated as of February 21, 1991 between, among others, the Debtor and Wilmington Trust Company and William J. Wade, as Collateral Agents, relating to the Outstanding Notes, as such agreement may have been amended or supplemented from time to time prior to the Effective Date.

     1.41 OUTSTANDING COMMON SHARES: The common shares of beneficial interests in the Debtor, with a par value of $1.00 for each share, as authorized by the declaration of trust of the Debtor, issued and outstanding prior to the Effective Date.

     1.42 OUTSTANDING EQUITY SECURITIES: The Outstanding Common Shares and the Outstanding Stock Rights.

     1.43 OUTSTANDING INDENTURE TRUSTEE: Wilmington Trust Company, as trustee under the Outstanding Note Indenture, and any predecessor or successor trustee.

     1.44 OUTSTANDING NOTES: The outstanding Senior Secured Uncertificated Notes due 1995 issued by the Debtor under the Outstanding Note Indenture and pursuant to the Prior Plan.

     1.45 OUTSTANDING NOTE INDENTURE: The Indenture dated as of July 15, 1992 between the Debtor and Wilmington Trust Company, as Trustee, relating to the Outstanding Notes, as such indenture may have been amended or supplemented from time to time prior to the Effective Date.

     1.46 OUTSTANDING PLEDGE AGREEMENT THOSE certain pledge agreements executed in connection with the Outstanding Note Indenture.

     1.46 OUTSTANDING SECURITIES: The Outstanding Notes and the Outstanding Equity Securities.

     1.47 OUTSTANDING STOCK RIGHTS: Any right to purchase or otherwise acquire common shares of beneficial interests in the Debtor, and any stock appreciation or similar rights relating to common shares of beneficial interests in the Debtor, existing prior to the Effective Date. "Outstanding Stock Rights" does not include any rights arising solely out of the ownership of the Outstanding Common Shares.

     1.48 PETITION DATE: The date on which the Debtor Filed its voluntary petition for relief commencing the Reorganization Case.

     1.49 PLAN: This plan of reorganization, including the exhibits and schedules hereto, either in its present form or as it may be amended, supplemented or modified from time to time in accordance with the provisions of the Plan and the Bankruptcy Code.

     1.50 POSTPETITION TAX CLAIMS: Such term shall have the meaning set forth in section 3.1.3(d).

     1.51 PRIOR PLAN: The plan of reorganization of the Debtor confirmed by the United States Bankruptcy Court for the Central District of California, in Case No. LA 90-08976-SB, by order entered February 27, 1991, together with any and all amendments to such plan of reorganization.

     1.52 PRIORITY CLAIM: Any Claim, other than an Administrative Claim, of a Creditor to the extent such Claim is entitled to priority under section 507(a) of the Bankruptcy Code.

     1.53 PRO RATA: With respect to distributions under the Plan, proportionately so that the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim or Allowed Interest to (b) the amount of the Allowed Claim or Allowed Interest is the same as the ratio of (w) the amount of consideration distributed on account of all Allowed Claims or Allowed Interests of the class in which a particular Allowed Claim or Allowed Interest is included to (x) the amount of all Allowed Claims or Allowed Interests of that class.


     1.54 REGISTRATION RIGHTS AGREEMENT: The Registration Rights Agreement relating to the New Plan Securities, substantially in the form of Exhibit C.

     1.55 RELEASED CLAIMS: Any and all actions, causes of action, claims, liabilities, demands, and obligations of any kind or nature whatsoever that are based upon or that arise out of any act or omission that is related to the Reorganization Case or that are made in connection with or relate to negotiating, formulating, implementing, confirming or consummating the Plan or the Disclosure Statement; PROVIDED, HOWEVER, that the term "Released Claims" shall not include any Excluded Claim.

     1.56 REORGANIZATION CASE: The case under chapter 11 of the Bankruptcy Code commenced by the Debtor on the Petition Date.

     1.57 REORGANIZED DEBTOR: The Debtor, or any successor thereto by merger, consolidation or otherwise, from and after the Effective Date.

     1.58  SCHEDULED: Set forth on the Schedules.

     1.59 SCHEDULES: The schedules of assets and liabilities filed by the Debtor with the Bankruptcy Court in accordance with section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as the same may be amended from time to time in accordance with Bankruptcy Rule 1009 prior to the Effective Date.

     1.60 SENIOR NOTEHOLDERS: Fidelity Management & Research Company, Angelo Gordon & Co., Mutual Series Fund Inc., Strome - Susskind & Co., and Emerald Partners, as holders of Outstanding Notes, acting by a vote of 66 2/3% of the aggregate principal amount of Outstanding Notes held by them.

     1.61 SHARES: The Outstanding Common Shares and the New Common Shares outstanding immediately after consummation of the Plan.

     1.62 UNSECURED CLAIM: Any Claim, that is not an Administrative Claim, a Priority Claim, a Claim under or evidenced by the Outstanding Notes, the Outstanding Note Indenture, the Outstanding Collateral Agreement or the Prior Plan, an Other Secured Claim, or a Claim based upon the Outstanding Common Shares or Outstanding Stock Rights.

     RULES OF INTERPRETATION: For the purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; PROVIDED, HOWEVER, that any change to such form, terms or conditions that are material to a party to such document shall not be modified without such party's consent; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified in a particular reference, all references in the Plan to sections, Articles and Exhibits are references to sections, Articles and Exhibits of or to the Plan;
(e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to Articles and sections are inserted for convenience of reference only and are not intended to be part of or to affect the interpretations of the Plan; and (g) any term used in the Plan that is not defined in the Plan, either in this Article I or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable, and the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

     TIME: In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     EXHIBITS AND SCHEDULES: All Exhibits and Schedules to the Plan not attached to the Plan and Disclosure Statement shall be contained in separate
Exhibit Volumes which shall be Filed not less than twenty (20) days prior to the hearing on Confirmation. The Exhibit Volumes may be inspected in the office of the Clerk of the Bankruptcy Court during normal Bankruptcy Court hours. On or before the Effective Date, the Debtor shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. All Filed Exhibits are incorporated herein by this reference and made a part hereof.


                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     2.1  GENERAL.

     The following is a designation of the classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims described in section 3.1 have not been classified and are excluded from the following classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of that class, and is classified in another class or classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other class or classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest that is not an Allowed Claim or Allowed Interest is not in any class. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest that is not an Allowed Claim or Allowed Interest.

     2.2  CLASSIFICATION.

          Claims and Interests are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

CLASS 1:  Priority Claims.

CLASS 2: All Claims under or evidenced by the Outstanding Notes, the Outstanding Note Indenture, the Outstanding Collateral Agreement, the Outstanding Pledge Agreement, or any other document, instrument or agreement delivered in connection therewith (Impaired).

CLASS 3:  All Other Secured Claims (Impaired).

CLASS 4: Unsecured Claims against the Debtor that are not classified in any other class of Claims, including, without limitation, Claims arising from the purchase of goods and services (Impaired).

CLASS 5:  Interests of Holders of Outstanding Common Shares (Impaired).

CLASS 6:  Interests of Holders of Outstanding Stock Rights (Impaired).


                                   ARTICLE III

                        TREATMENT OF CLAIMS AND INTERESTS

     3.1  UNCLASSIFIED CLAIMS (ADMINISTRATIVE CLAIMS).

          3.1.1     GENERAL.

          Subject to the bar date provisions herein, the Reorganized Debtor shall pay to each holder of an Administrative Claim, on account of the Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Administrative Claim, unless the holder agrees or shall have agreed to other less favorable treatment of such Claim. Except as otherwise provided herein, payment of an Administrative Claim will be made on the later of (a) the Effective Date or (b) the date such payment would have become due under the terms of such Claim in the absence of the Reorganization Case.

          3.1.2  PAYMENT OF STATUTORY FEES.

          On or before the Effective Date, all fees payable pursuant to 28 U.S.C. SECTION 1930, as determined by the Bankruptcy Court at the hearing on Confirmation, shall be paid in Cash equal to the amount of such Administrative Claim.

          3.1.3     BAR DATE FOR ADMINISTRATIVE CLAIMS.

               (a)  GENERAL PROVISIONS.

          Except as provided below in sections 3.1.3(c) and (d), requests for payment of Administrative Claims must be Filed no later than sixty (60)
          days after the Effective Date. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtor, the Reorganized Debtor or any of their respective properties.

               (b)  PROFESSIONALS.

          All professional or other Entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any professional or any other Entity for making a substantial contribution in the Reorganization Case) shall File and serve on the Reorganized Debtor an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date.
     Objections to applications of professionals for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtor and the professionals to whose application the objections are addressed in accordance with an order of the Bankruptcy Court.

               (c)  ORDINARY COURSE LIABILITIES.

          Holders of Administrative Claims based on liabilities incurred by the Debtor in Possession in the ordinary course of the Debtor's business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) and Claims arising under loans or advances to the Debtor in Possession, whether or not incurred in the ordinary course of business, shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by the Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim without any further action by the holders of such Claims.

               (d)  POSTPETITION TAX CLAIMS.

          All requests for payment of Administrative Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date ("Postpetition Tax Claims") and for which no bar date has otherwise been established prior to the Effective Date, must be Filed on or before the later of (i) thirty (30) days following the Effective Date; and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and does not File such a request by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtor, the Reorganized Debtor or their respective properties, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date.

     3.2  CLASS 1 (PRIORITY CLAIMS):

          3.2.1  SECTION 507(A)(8) PRIORITY CLAIMS.

          Unless the applicable taxing agency agrees to less favorable treatment, the Reorganized Debtor shall pay to each holder of an Allowed Priority Claim entitled to priority under section 507(a)(8) of the Bankruptcy Code deferred Cash payments, over a period not exceeding six years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Claim (without penalty of any kind) at the rate prescribed below. The payment of the amount of each such Allowed Priority Claim shall be made in equal semiannual installments commencing on the latest of: (i) the Effective Date, (ii) 30 calendar days after the date on which an Order allowing such Claim becomes a Final Order and (iii) such other time or times as may be agreed to by the holder of such Claim and the Reorganized Debtor. Each installment shall include simple interest on the unpaid portion of such Allowed Claim, without penalty of any kind, at the applicable statutory rate of interest provided for such taxes under applicable nonbankruptcy law; PROVIDED, HOWEVER, that the Reorganized Debtor shall have the right to pay any Claim entitled to priority under section 507(a)(8) of the Bankruptcy Code, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

          3.2.2  OTHER PRIORITY CLAIMS.

          Except as otherwise provided in the Plan and subject to compliance with the terms of the Plan, to the extent not previously paid, each holder of an Allowed Priority Claim entitled to priority under sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code shall be paid the full amount of its Allowed Priority Claim in Cash on the Effective Date (or as soon as practicable after the date on which any such Claim is allowed if the date of allowance is later than the Effective Date).


     3.3  CLASS 2 (OUTSTANDING NOTES).

          The Class 2 Claims are impaired under the Plan. The Class 2 Claims (other than Class 2 Expense Claims) shall be Allowed Claims (whether or not a proof of Claim is Filed) in an amount estimated not to exceed $355,000,000.

     On the Effective Date, each holder of an Allowed Class 2 Claim (other than the Class 2 Expense Claims, which shall be treated as described in section 3.3.1) shall receive its Pro Rata share of:

          (a)  Cash in the Initial Cash Distribution Fund; plus

          (b)  New Notes in the principal amount of $110 million; plus

          (c) 10,889,000 New Common Shares which shall represent 97% in the aggregate of the Shares, (or New Common Shares which shall represent 99.5% of the Shares if the holders of Class 5 Interests do not vote to accept the Plan in accordance with section 1126(d) of the Bankruptcy Code, with .5% of the New Common Shares to be distributed to charities designated by the Senior Noteholders).

     On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor and each holder of an Allowed Class 2 Claim receiving in excess of 5% of the New Common Shares or the New Notes shall be entitled to enter into the Registration Rights Agreement relating to the New Plan Securities.

          3.3.1  CLASS 2 EXPENSE CLAIMS.

          The Reorganized Debtor shall pay to the applicable party entitled to payment an amount equal to the amount of the Class 2 Expense Claims. Payment of such Class 2 Expense Claims shall constitute distributions on account of the Allowed Claims in Class 2, in addition to the distributions provided for such class in section 3.3; and distributions otherwise provided under the Plan to holders of Allowed Class 2 Claims under section 3.3 shall not be reduced on account of such payment of Class 2 Expense Claims. Notwithstanding anything in this section 3.3.1 to the contrary, the Reorganized Debtor's obligation to pay the Class 2 Expense Claims shall be subject to the same bar date and procedural provisions set forth in section 3.1.3(a), and the procedures regarding resolution of contested Claims and Interests set forth in section 5.7, and, pursuant to
     Section 1129(a)(4) of the Bankruptcy Code, are subject to the approval of the Bankruptcy Court as reasonable.

          3.3.2 GENERAL DESCRIPTION OF NEW PLAN SECURITIES DISTRIBUTABLE TO HOLDERS OF CLASS 2 ALLOWED CLAIMS.

          The securities to be issued and distributed to holders of Allowed Class 2 Claims under the Plan include the following:

               (a)  NEW NOTES.

          The terms and conditions of the New Notes shall be as provided in the form of New Notes and the New Note Indenture. By way of summary, the New Notes (i) shall be issued by the Reorganized Debtor in denominations of $1,000 (or integral multiples thereof) in an aggregate principal amount not to exceed $110 million; (ii) shall be dated as of the Effective Date and mature on the seventh (7th) anniversary of the Effective Date; (iii) shall be guaranteed by each of the subsidiaries of the Debtor; and (iv) shall be secured under the New Note Indenture and the New Collateral Documents by Liens on substantially all of the assets of the Reorganized Debtor. Interest on the New Notes shall accrue from the Effective Date at a per annum rate of 11-1/8%. Interest on the New Notes shall be payable in Cash semiannually in arrears on June 30 and December 31, commencing after the Effective Date.

               (b)  NEW COMMON SHARES.

          Under the Plan, the Reorganized Debtor shall issue up to 10,889,000 million New Common Shares to holders of Allowed Class 2 Claims (subject to rounding to account for fractional shares, as described in section 5.3.3). The New Common Shares shall represent shares of beneficial interest in the Reorganized Debtor and the terms and conditions of the New Common Shares shall be as provided in the Amended and Restated Declaration of Trust, and as provided by applicable law. Each New Common Share shall have a par value of $1.00. Certain matters relating to voting rights of holders of New Common Shares are described in section 5.5.

     3.4  CLASS 3 (OTHER SECURED CLAIMS).

          The Class 3 Claims are impaired under the Plan. To the extent not previously paid, all Allowed Class 3 Claims will be (at the option of the Reorganized Debtor with the consent of the Senior Noteholders): (a) paid in full, in Cash on the Effective Date (or as soon as practicable after the date on which any such Claim is allowed if the date of allowance is later than the Effective Date); (b) paid upon such other less favorable terms as may be mutually agreed upon by the Reorganized Debtor and the holder of such Claim; or (c) reinstated and paid or performed by the Reorganized Debtor in accordance with section 1124 of the Bankruptcy Code, or the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim shall be left unaltered.

     3.5  CLASS 4 (UNSECURED CLAIMS).

          The Class 4 Claims are impaired under the Plan. Each holder of a Class 4 Claim shall receive on the Effective Date, or as soon thereafter as the Claim becomes an Allowed Claim, whichever is later, Cash equal to the amount of such Allowed Class 4 Claim unless the holder of such Claim agrees to a less favorable treatment.

     3.6  CLASS 5 (OUTSTANDING COMMON SHARES).

          The Class 5 Interests are impaired under the Plan. If holders of Allowed Class 5 Interests vote to accept the Plan in accordance with section 1126(d) of the Bankruptcy Code, then each holder of an Allowed Class 5 Interest shall retain its existing Outstanding Common Shares, subject to a reverse stock split and the issuance of New Common Shares to holders of Allowed Class 2 Claims, after which holders of Allowed Class 5 Interests will hold shares representing 3% in the aggregate of the Shares. If holders of Class 5 Interests do not vote to accept the Plan in accordance with section 1126(d) of the Bankruptcy Code, no distributions shall be made under the Plan on account of Interests of holders of Outstanding Common Shares by the Debtor or from property of the Debtor, and all Interests in Class 5 and the Outstanding Common Shares shall be cancelled and extinguished.

     3.7  CLASS 6 (OUTSTANDING STOCK RIGHTS).

          The Class 6 Interests are impaired under the Plan. The Outstanding Stock Rights will be canceled and no distributions shall be made to holders of Outstanding Stock Rights under the Plan. Each of the holders of an Interest in Class 6 shall receive or retain no property under the Plan on account of such Interest.


                                   ARTICLE IV

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     4.1  ASSUMPTION.

          Unless previously assumed or rejected by order of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, as of the Effective Date, the Reorganized Debtor shall assume, pursuant to section 365 of the Bankruptcy Code, each of the executory contracts and leases of the Debtor that are not rejected under section 4.3 including the executory contracts and leases that are identified in Exhibit E. The Debtor reserves the right at any time prior to the hearing on Confirmation, with the consent of the Senior Noteholders, to amend Exhibit E either to: (a) delete any executory contract or lease listed therein and provide for its rejection pursuant to section 4.3 hereof or (b) add any executory contract or lease to Exhibit E, thus providing for its assumption (or assumption and assignment) pursuant to this section 4.1. The Debtor shall provide notice of any amendment to Exhibit E to the parties to the executory contract or lease affected thereby. The Confirmation Order shall constitute an order of the Bankruptcy Court approving all such assumptions described in this section 4.1, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

     4.2  CURE PAYMENTS.

     Any monetary defaults under each executory contract and lease to be assumed under the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code in either of the following ways: (1) by payment of the default amount in Cash on the Effective Date; or (2) by payment of the default amount on such other terms as agreed to by the Reorganized Debtor and the non-Debtor parties to such executory contract or lease. In the event of a dispute regarding (i) the amount or timing of any cure payments, (ii) the ability of the Reorganized Debtor to provide adequate assurance of future performance under the contract or lease to be assumed or (iii) any other matter pertaining to assumption (or assumption and assignment) of the contract or lease to be assumed, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption.

     4.3  REJECTION.

          Unless previously assumed or rejected by order of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, on the Effective Date, all documents, agreements, contracts and leases listed on Exhibit F shall be rejected, to the extent, if any, that any of the foregoing constitute executory contracts or unexpired leases, and without conceding or admitting that they constitute executory contracts or unexpired leases or that the Debtor has any liability thereunder. The Debtor reserves the right at any time prior to the hearing on Confirmation, with the consent of the Senior Noteholders, to amend Exhibit F either to: (a) delete any contract or lease listed therein and provide for its assumption pursuant to section 4.1 or (b) add any contract or lease to Exhibit F, thus providing for its rejection pursuant to this section 4.3. The Debtor shall provide notice of any amendment of Exhibit F to the parties to the contract or lease affected thereby.

     The Confirmation Order shall constitute an Order of the Bankruptcy Court approving all such rejections pursuant to section 365 of the Bankruptcy Code as of the Effective Date. Any Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be Filed within thirty
(30) days after the mailing of notice of the entry of the Confirmation Order or be forever barred and unenforceable against the Debtor, its Estate, the Reorganized Debtor and its properties and barred from receiving any distribution under the Plan on account of such Claim.


                                    ARTICLE V

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

     5.1  CANCELLATION OF OUTSTANDING SECURITIES AND RELATED AGREEMENTS.

     Except as expressly provided in the Plan or in the Confirmation Order, on the Effective Date, the Outstanding Securities, the Outstanding Note Indenture, the Outstanding Collateral Agreement, the Outstanding Pledge Agreement, the Prior Plan, the Outstanding Stock Rights and all obligations of the Debtor under any of the foregoing, shall be terminated and canceled.

     5.2  NEW PLAN SECURITIES AND NEW INDENTURE.

     On or before the Effective Date, the Reorganized Debtor, the New Indenture Trustee, and the New Collateral Agent shall have executed the New Note Indenture and the New Collateral Documents, as applicable. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtor and each holder of Allowed Class 2 Claims receiving 5% or more of the New Common Shares or the New Notes shall be entitled to execute and deliver the Registration Rights Agreement. All of the documents described in this paragraph shall become effective and binding on the Reorganized Debtor on and as of the Effective Date. On and after the Effective Date, the Reorganized Debtor shall issue the New Plan Securities in accordance with this Article V.

     5.3  DISTRIBUTION OF PROPERTY UNDER THE PLAN.

          5.3.1     DISTRIBUTION DATE.

          Subject to the provisions of this section 5.3, and except as otherwise provided herein, property to be distributed to an impaired class (a) shall be distributed on or as soon as practicable after the Effective Date to each holder of an Allowed Claim or an Allowed Interest of that class that is an Allowed Claim or Allowed Interest as of the Effective Date, and (b) shall be distributed to each holder of an Allowed Claim or an Allowed Interest of that class that is allowed after the Effective Date, to the extent allowed, as soon as practicable after such Claim or Interest becomes an Allowed Claim or Allowed Interest. Property to be distributed under the Plan to a class that is not impaired or on account of a Claim of a kind described in Bankruptcy Code section 507(a)(1) or Class 2 Expense Claims shall be distributed on the latest of (i) the later of the two dates specified in the preceding sentence and (ii) the date on which the distribution to the holder of the Allowed Claim would have been due and payable under the terms of the Allowed Claim in the absence of the Reorganization Case.

          5.3.2 HOLDERS OF OUTSTANDING SECURITIES ENTITLED TO RECEIVE DISTRIBUTIONS.


          Any distribution under the Plan on account of an Allowed Claim under or evidenced by Outstanding Notes shall be made to the holders of record of such Outstanding Notes as of the Effective Date. At the close of business on the Effective Date, the transfer ledgers for the Outstanding Notes shall be closed, and there shall be no further changes in the record holders of the Outstanding Notes. The Debtor, the Reorganized Debtor, the Outstanding Indenture Trustee shall have no obligation to recognize any transfer of the Outstanding Notes occurring on or after the Effective Date. The Debtor, the Reorganized Debtor, and the Outstanding Indenture Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers for the Outstanding Notes, as of the close of business on the Effective Date.

          5.3.3     FRACTIONAL INTERESTS.

          The calculation of the percentage distribution of New Plan Securities to be made to holders of certain Allowed Claims as provided elsewhere in the Plan may mathematically entitle the holder of such an Allowed Claim to a fractional interest in one or more of such New Plan Securities. Notwithstanding such entitlement, New Notes to be issued under the Plan shall be issued and distributed only in denominations of $1,000 and integral multiples thereof, and only whole New Common Shares shall be issued and distributed. For purposes of applying the following two paragraphs, the holders of Allowed Claims under or evidenced by Outstanding Notes shall, in the case of Outstanding Notes held in street name, mean the beneficial holders thereof as of the Effective Date.

          (a)  NEW NOTES.

          All New Notes that would have been distributed under the Plan in denominations of less than $1,000 but for the preceding paragraph, shall be aggregated into New Notes having denominations of $1,000 or integral multiples thereof. On the Effective Date or as soon thereafter as is practicable, the Disbursing Agent shall sell for Cash such aggregated New Notes in such manner and over such period of time as the Disbursing Agent considers appropriate to reasonably assure the maximization of the sale value of such New Notes. Upon the completion of such sales, the Disbursing Agent shall distribute the net proceeds thereof to the holders of the respective Allowed Claims ratably, in direct proportion to their respective interests in the New Notes to be sold. Notwithstanding the foregoing provisions of this section 5.3.3, if the aggregation (in accordance with this section 5.3.3) of New Notes results in a principal amount that is not $1,000 or an integral multiple thereof, such principal amount shall be rounded up to the next such integral multiple of $1,000 of New Notes and the principal amount of such New Notes so rounded up shall be sold by the Disbursing Agent as provided in this section 5.3.3.

          (b)  NEW COMMON SHARES.

          The number of New Common Shares to be received by a holder of an Allowed Claim shall be rounded to the next greater or lower integer of shares as follows: (a) fractions of 1/2 or greater shall be rounded to the next greater whole number and (b) fractions of less than 1/2 shall be rounded to the next lower integer. The total number of New Common Shares to be distributed to a class of Claims shall be adjusted as necessary to account for the rounding provided for in this section 5.3.3(b). No consideration shall be paid in lieu of fractional shares that are rounded down.

          5.3.4     PRO RATA DISTRIBUTION.

          Except as otherwise provided herein, the property to be distributed to Class 2 under the Plan shall be divided Pro Rata among the holders of Allowed Claims of such class. Solely for the purpose of applying the definition of "Pro Rata" to the distributions within such class, the amount of the Allowed Claims in Class 2 shall be determined as of the Effective Date, based on outstanding principal amounts of the Outstanding Notes, without including any accrued and unpaid interest and shall exclude the Class 2 Expense Claims.

          5.3.5     DISBURSING AGENT.

          The Reorganized Debtor, or such other Entity or Entities as the Reorganized Debtor may employ, subject to the reasonable consent of the Senior Noteholders, shall act as Disbursing Agents under the Plan and make all distributions required under the Plan. Any Disbursing Agent may employ or contract with other Entities to assist in or perform the distribution of property under the Plan. Unless otherwise determined by the Reorganized Debtor, each Disbursing Agent shall serve without bond. Each third party Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtor on terms agreed to with the Reorganized Debtor.

          5.3.6     DISPUTED CLAIMS OR INTEREST.

          Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of any Disputed Claim or Interest until such Claim or Interest becomes an Allowed Claim or Interest, and then only to the extent that it becomes an Allowed Claim or Interest.

          5.3.7     MANNER OF PAYMENT UNDER THE PLAN.

          Cash payments made pursuant to the Plan shall be in U.S. dollars by checks drawn on a domestic bank selected by the Reorganized Debtor, or by wire transfer from a domestic bank, at the Reorganized Debtor's option, except that payments made to foreign trade creditors holding Allowed Claims may be paid, at the option of the Reorganized Debtor in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Distributions of Cash pursuant to section 3.3.1.(a) shall be made by mail as set forth above or, upon request of a holder of an Allowed Class 2 Claim, by wire transfer in accordance with written instructions received therefrom.

          5.3.8     SURRENDER OF INSTRUMENTS.

               (a)  REQUIREMENTS TO SURRENDER OR DELIVER INSTRUMENTS OR
                    DOCUMENTS.

          As a condition to the receipt of any distribution under the Plan: (i) a holder of an Outstanding Note shall deliver to the Outstanding Indenture Trustee or its designee such transaction instructions or other documents of transfer or exchange as the Outstanding Indenture Trustee shall request; and (ii) a holder of a document or instrument of the Debtor other than an Outstanding Note shall surrender the document or instrument to the Disbursing Agent or its designee. However, holders of the Outstanding

     Common Shares are not required to surrender such document or instrument. Prior to the Effective Date, each holder of a document or instrument will receive specific instructions regarding the time and manner in which the document or instrument is to be surrendered or delivered. Immediately upon the Effective Date and until such surrender or delivery, such document or instrument will be deemed canceled and represent only the right to receive the distributions to which the holder is entitled under the Plan.

               (b)  LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS.

          Any bond, debenture, share of stock, other security or note, whether or not a security (collectively "Instruments"), or transaction instruction, that is lost, stolen, mutilated or destroyed shall be deemed surrendered when the holder of a Claim or Interest based thereon delivers to the Outstanding Indenture Trustee, or Disbursing Agent or their respective designee, (i) evidence satisfactory to the Outstanding Indenture Trustee, Disbursing Agent or designee of the loss, theft, mutilation or destruction of such Instrument or (ii) such security or indemnity as may be required by the Outstanding Indenture Trustee, Disbursing Agent or designee to save each of them harmless with respect thereto.

               (c) EFFECT OF FAILURE TO SURRENDER OR DELIVER INSTRUMENTS OR DOCUMENTS.

          Any holder of an Instrument of the Debtor that fails to surrender or deliver or be deemed to have surrendered or delivered the Instrument or relevant transaction instruction or other document within two years after the Effective Date shall be forever barred from receiving any distribution under the Plan. In such cases, any property held for distribution on account of a Claim or Interest based on such Instrument shall become property of the Reorganized Debtor in the manner provided in section 5.3.10(b)(2) for unclaimed distributions. To the extent that any such property is held by a Disbursing Agent other than the Reorganized Debtor, such Disbursing Agent shall return such property to the Reorganized Debtor.

          5.3.9 DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS.

               (a)   DELIVERY OF DISTRIBUTIONS IN GENERAL.

          Except as provided below in this section 5.3.9 for undeliverable distributions, distributions to holders of Allowed Claims and Allowed Interests shall be distributed by mail as follows: (a) except in the case of the holder of an Instrument for which there is an indenture trustee or stock transfer agent, (1) to the addresses set forth on the respective proof of claim or interest filed by such holders; (2) to the addresses set forth in any written notices of address changes delivered to the Disbursing Agent(s) after the date of any related proof of claim or interest; or (3) to the address reflected on the Schedules if no proof of claim or interest is Filed and the Disbursing Agent(s) have not received a written notice of a change of address; and (b) in the case of the holder of an Instrument for which there is an indenture trustee or stock transfer agent, to the latest mailing address maintained of record by the pertinent indenture trustee, security registrar or stock transfer agent, or, if no mailing address is maintained of record, to the pertinent indenture trustee, security registrar or stock transfer agent.

               (b)  UNDELIVERABLE DISTRIBUTIONS.

                    (1)  HOLDING AND INVESTMENT OF UNDELIVERABLE PROPERTY.

          If the distribution to the holder of a Claim or Interest is returned to a Disbursing Agent as undeliverable, no further distribution shall be made to such holder unless and until the Reorganized Debtor or the applicable Disbursing Agent is notified in writing of such holder's then current address. Subject to section 5.3.9(b)(2), undeliverable distributions shall remain in the possession of the applicable Disbursing Agent pursuant to this section 5.3.9 until such times as a distribution becomes deliverable.

          Unclaimed Cash (including interest, dividends and other consideration, if any, distributed on or received for undeliverable New Plan Securities) shall be held in trust in a segregated bank account in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds, and shall be accounted for separately. Such funds shall be held in interest-bearing accounts to the extent practicable, and the parties entitled to such funds shall be entitled to any interest earned on such funds. Undeliverable New Plan Securities shall be held in trust for the benefit of the potential claimants of such securities by the applicable Disbursing Agent in principal amount of notes and in number of shares sufficient to fund the unclaimed amounts of such securities, and shall be accounted for separately.

                    (2) DISTRIBUTION OF UNDELIVERABLE PROPERTY AFTER IT BECOMES DELIVERABLE AND FAILURE TO CLAIM UNDELIVERABLE PROPERTY.

          Within thirty (30) days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agents shall make distributions of property that has become deliverable during the preceding quarter. Each such distribution shall include any dividends, interest payments or other distributions made on account of the distributed property.

          Any holder of an Allowed Claim or Allowed Interest who does not assert a claim for an undeliverable distribution held by a Disbursing Agent within one (1) year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under the Plan. In such cases any property held for distribution on account of such Allowed Claims or Allowed Interests shall be returned to and/or retained by the Reorganized Debtor, as follows: (1) any Cash shall be the property of the Reorganized Debtor, free from any restrictions thereon; (2) any New Notes shall be canceled; and (3) any New Common Shares reserved for issuance shall be held by the Reorganized Debtor as unrestricted treasury shares. Nothing contained in the Plan shall require the Debtor, the Reorganized Debtor or any Disbursing Agent to attempt to locate any holder of an Allowed Claim or an Allowed Interest.

               5.3.10    COMPLIANCE WITH TAX REQUIREMENTS.

               In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

               5.3.11    SETOFFS.

               The Reorganized Debtor may, but shall not be required to, setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, claims of any nature that the Debtor or the Reorganized Debtor may have against the holder of such Allowed Claim; PROVIDED, HOWEVER, that neither the failure to effect such a setoff nor the allowance of any Claim against the Debtor or the Reorganized Debtor shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any claim that the Debtor or the Reorganized Debtor may possess against such holder.

          \MO  REVESTING OF ASSETS.

          Except as otherwise provided in any provision of the Plan, on the Effective Date, all property of the Estate of the Debtor shall revest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances and other interests of holders of Claims and Interests. From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise Claims or Interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Confirmation Order, the New
     Note Indenture and the New Collateral Documents, and any document, agreement or instrument delivered in connection therewith.

          5.5  AMENDED AND RESTATED DECLARATION OF TRUST; INDEMNIFICATION.

          On the Effective Date, the Reorganized Debtor shall adopt the Amended and Restated Declaration of Trust pursuant to section 8-501 of title 8 of the Corporations and Associations Law article of the Annotated Code of Maryland and section 1123(a)(5)(I) and (b)(5) of the Bankruptcy Code. The Amended and Restated Declaration of Trust will, INTER ALIA: (i) authorize the issuance of the New Common Shares; (ii) continue to prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. Pursuant to the Amended and Restated Declaration of Trust and other relevant agreements, and notwithstanding any other term or provision of the Plan to the contrary, the Reorganized Debtor shall indemnify and hold harmless its current and former officers, trustees and employees to the fullest extent permitted by applicable law with respect to any such officer's, trustee's or employee's acts, conduct and omissions whether arising before or after the Petition Date; and (iii) impose certain transfer restrictions. Upon (i) Confirmation of the Plan,
     (ii) the occurrence of the Effective Date and (iii) the filing with the Maryland Secretary of State of the Amended and Restated Declaration of Trust, the Amended and Restated Declaration of Trust will become effective.

          5.6  MANAGEMENT OF THE REORGANIZED DEBTOR.

               5.6.1     OFFICERS AND TRUSTEES.

               The initial Board of Trustees of the Reorganized Debtor shall consist of seven members, including (a) the Chief Executive Officer of the Reorganized Debtor, (b) one member designated by Mutual Series Fund, Inc., and (c) five members designated by the Senior Noteholders. The members of the initial Board of Trustees shall be identified at or prior to the hearing on Confirmation of the Plan. Such persons shall be deemed elected to the Board of Trustees, and such elections shall be deemed effective as of the Effective Date, without any requirement of further action by shareholders or trustees of the Debtor or the Reorganized Debtor. The persons identified as such in the Disclosure Statement will serve as the initial officers of the Reorganized Debtor as of the Effective Date. Subject to any requirement of Bankruptcy Court approval under section 1129(a)(5) of the Bankruptcy Code, those persons designated as trustees and officers of the Reorganized Debtor shall assume their offices as of the Effective Date and shall continue to serve in such capacities thereafter, pending further action of the Board of Trustees or shareholders of the Reorganized Debtor in accordance with the Amended and Restated Declaration of Trust and applicable state law.

          5.7  OBJECTIONS TO CLAIMS OR INTERESTS.

          Except as otherwise provided, applications of professionals for compensation and reimbursement of expenses under section 3.1.3(b), and except as otherwise ordered by the Bankruptcy Court after notice and a hearing, objections to Claims or Interests, including Administrative Claims, or to requests for payment of Class 2 Expense Claims, shall be Filed and served upon the holder of such Claim, Interest or Administrative Claim, the Outstanding Indenture Trustee, or other relevant party as applicable, not later than the later of (a) ninety (90) days after the Effective Date, and (b) ninety (90) days after a proof of claim or interest or request for payment of such Claim, Interest, Administrative Claim or Class 2 Expense Claims is timely Filed, unless this period is extended by the Bankruptcy Court. After the Effective Date, the Reorganized Debtor shall have the exclusive right to object to Claims, Interests or Class 2 Expense Claims.

          5.8  DISCHARGE OF DEBTOR AND INJUNCTION.

          Except as otherwise provided in this Plan, the rights afforded in the Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor and the Debtor in Possession, or any of their assets or properties. Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not:
     (a) a proof of claim or proof of interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code or (c) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Entities shall be precluded from asserting against the Reorganized Debtor, its successors or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtor, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtor at any time obtained to the extent that it relates to a Claim discharged.

          Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Entities who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, their successors or their respective property; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, the Reorganized Debtor, their successors or their respective property; (3) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor, their successors or their respective property; (4) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due to the Debtor, the Reorganized Debtor, their successors or their respective property; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

          5.9  NO LIABILITY FOR SOLICITATION OR PARTICIPATION.

          As specified in section 1125(e) of the Bankruptcy Code, Entities that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable, on account of such solicitation or participation, for violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of securities.

          5.10  LIMITATION OF LIABILITY.

          Neither the Debtor, the Debtor in Possession, the Reorganized Debtor, the Senior Noteholders, the creditors' committee under the Prior Plan, nor any of their employees, officers, trustees, members, agents or representatives, nor any professional Entities employed by any of them shall have or incur any liability to any Entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan.

          5.11  OTHER DOCUMENTS AND ACTIONS.

          The Debtor, the Debtor in Possession and the Reorganized Debtor may execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.

          5.12  AUTHORIZED ACTIONS.

          The issuance of New Common Shares and New Notes, the adoption of the Amended and Restated Declaration of Trust, the selection of the persons who will serve as the initial trustees and officers of the Reorganized Debtor as of the Effective Date, the execution of the New Note Indenture, the New Collateral

     Documents, the adoption of the other matters under the Plan involving the corporate structure of the Debtor or the Reorganized Debtor or corporate action by the Debtor or the Reorganized Debtor shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by shareholders or trustees of the Debtor or the Reorganized Debtor. Without limiting the foregoing, upon entry of the Confirmation Order by the clerk of the Bankruptcy Court, the filing by the Debtor or the Reorganized Debtor of the Amended and Restated Declaration of Trust shall be authorized and approved in all respects. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable state law, the Reorganized Debtor shall file with the applicable state governmental agencies or offices the Amended and Restated Declaration of Trust.

          5.13  RELEASES.

          In consideration for the distributions to be made under the Plan and the releases provided for herein, and in order to protect the Reorganized Debtor from Claims for contribution or indemnity relating to pre-Effective Date acts or omissions, as of the Effective Date: (i) the creditors' committee formed under the Prior Plan, each holder of a Claim or Interest, and each of the officers, directors, employees, members and professionals of such committee or holder, shall be released from any Released Claims that the Debtor may have against any of them (the "Debtor Release"); (ii) the Debtor, the Reorganized Debtor, the creditors' committee under the Prior Plan, the Senior Noteholders, and their respective officers, directors, employees, members and professionals (collectively, the "Debtor Releasees") shall be released from any Released Claims that any holder of a Claim or Interest may have against any of the Debtor Releasees; and (iii) the Debtor Releasees also shall be released from any and all actions, causes of action, claims, liabilities, demands and obligations of any kind or nature whatsoever that the Debtor, the Reorganized Debtor, the Debtor's Estate or any holder of a Claim or Interest may have against any of the Debtor Releasees that is based upon or that arises out of any alleged act or omission by any of the Debtor Releasees that is related to the Debtor, including, without limitation, the Reorganization Case, the Outstanding Notes, the Outstanding Collateral Agreement, the Prior Plan, the Outstanding Common Shares, the Outstanding Stock Rights or any of the Claims or Interests in the Reorganization Case, PROVIDED, HOWEVER, that this release shall not apply to Excluded Claims against the Debtor (the release described in subparagraphs (ii) and (iii) is hereinafter referred to as the "Creditor/Shareholder Release") and no holder of a Claim shall be released until such Claim is allowed. Notwithstanding the foregoing, to the extent that a holder of a Claim or Interest elects not to grant a Creditor/Shareholder Release and receive a Debtor Release, such holder may make such election by indicating its election to opt out of such releases in the space provided for such election on the ballot for accepting or rejecting the Plan. If a holder makes such election, the Creditor/Shareholder Release shall not be enforceable against such holder, and such holder shall not be released under the Debtor Release.

          5.14  RETIREE BENEFITS.

          On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtor prior to the Confirmation Date.


                                   ARTICLE VI

                                  CONFIRMATION

          6.1  CONFIRMATION.

          The Debtor requests Confirmation of the Plan under section 1129(a) and section 1129(b) of the Bankruptcy Code if any impaired class does not accept the Plan pursuant to section 1126 of the Bankruptcy Code, subject to the consent of the Senior Noteholders. The Debtor reserves the right to modify the Plan, subject to the consent of the Senior Noteholders, to the extent, if any, that Confirmation of the Plan under section 1129(b) of the Bankruptcy Code requires modification.

                                   ARTICLE VII

                   CONFIRMATION AND EFFECTIVE DATE CONDITIONS

          7.1  CONDITIONS TO EFFECTIVE DATE.

          The Plan shall not be consummated and the Effective Date shall not occur unless and until each of the following conditions has been satisfied or duly waived as specified below:

               7.1.1 The Plan has been accepted by the requisite holders of Claims in Class 2 pursuant to section 1126 of the Bankruptcy Code;

               7.1.2 The Clerk of the Bankruptcy Court has entered the Confirmation Order, in form and substance satisfactory to the Debtor and to the Senior Noteholders and unless otherwise agreed to by the Senior Noteholders, such order shall have become a Final Order;

               7.1.3. No court shall have entered an order modifying or staying the enforcement of the Confirmation Order or any such stay shall have been vacated;

               7.14 The New Note Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, and no stop order shall have been issued with respect thereto; and

               7.15 The New Note Indenture and the New Collateral Documents shall have been executed and delivered by the Reorganized Debtor and each of its subsidiaries, and the New Indenture Trustee.

               7.16 All other material documents, instruments or agreements including, without limitation, the Amended and Restated Declaration of Trust shall have been executed and delivered by the parties thereto and become effective.

          7.2  WAIVER OF CONDITIONS TO THE EFFECTIVE DATE.

          The Debtor, with the consent of the Senior Noteholders, may waive any of the conditions to the Effective Date.


                                  ARTICLE VIII

                            RETENTION OF JURISDICTION

          8.1  RETENTION OF JURISDICTION.

          Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Reorganization Case after the Effective Date as is legally permissible, including, without limitation, jurisdiction to:

               8.1.1 Allow, disallow, determine, liquidate, classify or establish the priority or secured or unsecured status of or estimate any Claim or Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim or Class 2 Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

               8.1.2 Grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

               8.1.3 Resolve any motions pending on the Effective Date to assume, assume and assign or reject any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

               8.1.4 Ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

               8.1.5 Decide or resolve any and all applications, motions, adversary proceedings, contested or litigated matters and any other matters or grant or deny any applications involving the Debtor that may be pending on the Effective Date;

               8.1.6 Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan or the Disclosure Statement;

               8.1.7 Resolve any and all controversies, suits or issues that may arise in connection with consummation of the Plan;

               8.1.8 Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, or to modify the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement in accordance with section 1127 of the Bankruptcy Code; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

               8.1.9 Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan;

               8.1.10 Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated; and

               8.1.11 Enter an Order on a Final decree closing the Reorganization Case.

          If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Reorganization Case, including without limitation the matters set forth in this Article VIII, this Article VIII shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.


                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS


          9.1  EXEMPTION FROM TRANSFER TAXES.

          Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest or collateral assignment of mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, the amendment of any of the foregoing that may exist prior to the date hereof, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan or in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

          9.2  APPLICATION OF DISTRIBUTIONS.

          If the distributions of property and interests in property hereunder on account of any Allowed Claim are less than the aggregate amount of principal and accrued but unpaid interest payable under the agreement governing, instrument evidencing or other document relating to such Allowed Claim, such distributions shall be applied first to principal and then to accrued but unpaid interest.

          312  DISSOLUTION OF COMMITTEES.

          On the Effective Date, any statutory committees of Creditors or Interest holders shall dissolve and the members of such committees shall be released and discharged from all further rights and duties arising from or related to the Reorganization Case. The professionals retained by any such committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed after the Effective Date pursuant to section 3.1.

          9.4  MODIFICATION OF THE PLAN.

          Subject to the restrictions on modifications to the Plan set forth in section 1127 of the Bankruptcy Code, the Debtor, subject to the approval of the Senior Noteholders, reserves the right to alter, amend or modify the Plan before its substantial consummation.

          9.5  REVOCATION OF THE PLAN.

          The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date, with the consent of the Senior Noteholders. If the Debtor revokes or withdraws the Plan, or if Confirmation does not occur or if the Plan does not become effective, then the Plan shall be null and void, and nothing contained in the Plan shall: (1) constitute a waiver or release of any Claims by or against, or any interests in, the Debtor; (2) constitute an admission of any fact or legal conclusion by the Debtor, the Debtor in Possession or any other Entity; or (3) prejudice in any manner the rights of the Debtor, the Debtor in Possession or any other Entity in any further proceedings involving the Debtor, the Debtor in Possession, or any other Entity.

          9.6  SUCCESSORS AND ASSIGNS.

          The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

          9.7  SATURDAY, SUNDAY OR LEGAL HOLIDAY.

          If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

          9.8  POST-EFFECTIVE DATE EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS.

          Except as otherwise expressly provided in the Plan, notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtor shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

          9.9  GOVERNING LAW.

          Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), (ii) an express choice of law provision in any agreement, contract, instrument or document provided for, or executed in connection with, the Plan, or (iii) the Corporations and Associations Law article of the Annotated Code of Maryland, the rights and obligations arising under the Plan and any agreements, contracts, documents and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to the principles of conflict of laws thereof.

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          9.10  SEVERABILITY OF PLAN PROVISIONS.

          If prior to Confirmation any term or provision of the Plan that does not govern the treatment of Claims or Interests or the conditions to the Effective Date is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power, subject to the consent of the Senior Noteholders, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

          9.11  NO ADMISSIONS.

          Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification.

     Dated:  August 16, 1995


                                             Respectfully submitted,

                                             MORTGAGE AND REALTY TRUST


                                             By:    /s/ C.W. STRONG, JR.
                                                -------------------------------
                                                C.W. Strong, Jr., President